EXECUTION COPY
Exhibit 4.9

LIMITED LIABILITY COMPANY AGREEMENT

between

NEOPOLLARD INTERACTIVE LLC

and

POLLARD HOLDINGS, INC.

and

NEOGAMES US, LLP

With Effect as of January 10, 2023

EXECUTION COPY

Section 11.10	Waiver

Section 11.11	Governing Law

Section 11.12	Mediation / Arbitration

Section 11.13	Limitation of Powers

Section 11.14	Member Representations

Section 11.15	Remedies Cumulative

Section 11.16	Counterparts

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (as amended, modified or supplemented from time to time, the “Agreement”) of NEOPOLLARD INTERACTIVE LLC, a Delaware limited liability company (the “Company”), is effective as of January 10, 2023, between the Company, POLLARD HOLDINGS, INC., a Delaware corporation (“Pollard”), NEOGAMES US, LLP, a Delaware limited liability partnership (“NEO”), and any other party admitted as a Member (as defined below) of the Company from time to time.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on July 31, 2014 (the “Certificate of Formation”);

WHEREAS, the NEO Parties, leading global developers, providers and operators of internet lottery, scratch cards, instant win games, draw-based games and other online gaming solutions, are the legal and beneficial holders of the entire right, title and interest in and to a proprietary online gaming solution, comprised of online games and a back-office platform (Neosphere) (the “NEO Gaming Offering”);

WHEREAS, the Pollard Parties are full service lottery vendors in the business of providing instant lottery ticket products, licensed games, front-end solutions, mobile applications, loyalty programs, and strategic marketing and management services to national and state lotteries in North America, Europe, Asia and Central and South America (the “Pollard Business”);

WHEREAS, the Pollard Parties own and control Pollard and the Pollard Business, and the NEO Parties own and control NEO and are beneficial holders of the NEO Gaming Offering and the Parties formed the Company for the purpose of engaging in the Business (as defined below);

WHEREAS, the Parties have, since the formation of the Company, been collaborating and carrying out the Business based on the NEO Gaming Offering and the Pollard Business in a manner consistent with the terms and conditions set forth in this Agreement and based on certain understandings and agreements relating to the Business;

WHEREAS, the Parties now wish to enter into this Agreement to document the terms and conditions governing the operation and management of the Company and to set forth those certain understandings and agreements relating to the Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01          Definitions

Capitalized terms used herein and not otherwise defined will have the meanings set forth in this Section 1.01:

“Additional Capital Contribution” has the meaning set forth in Section 3.02.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)          debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control”, when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” will have correlative meanings.

“Affiliate Service Agreements” has the meaning set forth in Section 4.05(c).

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Approved Opportunity” has the meaning set forth in Section 8.01(b).

“Board” or “Board of Managers” has the meaning set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation will be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation will be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)          the initial Book Value of any Company asset contributed by a Member to the Company will be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)          immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset will be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)          the Book Value of all Company assets will be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:

(i)          the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)          the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company; and

(iii)          the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate;

(d)          the Book Value of each Company asset will be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values will not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)          if the Book Value of a Company asset has been determined pursuant to paragraph (a) above or adjusted pursuant to paragraph (c) or (d) above, such Book Value will thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.09(a).

“Business” has the meaning set forth in Section 2.05(a)

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 12.02(a).

 “Contribution Notice” has the meaning set forth in Section 3.02.

“Contributing Member” has the meaning set forth in Section 3.02(b).

“Covered Person” means: (i) any Manager; (ii) any member of the Management Committee or any other committee of the Board; or (iii) any Officer of the Company.

“Cram-Down Contribution” has the meaning set forth in Section 3.02(c).

“Deadlock” has the meaning set forth in Section 7.05(a).

“Default Amount” has the meaning set forth in Section 3.02(b).

“Default Loan” has the meaning set forth in Section 3.02(b).

“Default Rate” has the meaning set forth in Section 3.02(b).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.

 “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

"Existing Contract" means (i) each of the contracts entered into between the Company and an Existing Customer, whether directly or, in the case of the New Hampshire Lottery and the Georgia Lottery Corporation, indirectly as a subcontractor, and (ii) any contract entered into between the Company and a Lottery Customer (formed after the date of this Agreement) resulting from an Approved Opportunity.

“Existing Customers” means the Virginia Lottery, the New Hampshire Lottery Commission, the North Carolina Education Lottery, the Alberta Gaming, Liquor and Cannabis Commission, the Atlantic Lottery Corporation Inc., and the Georgia Lottery Corporation.

 “Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as reasonably determined by the Board.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year will be the period that conforms to its taxable year.

“Fundamental Issue” has the meaning set forth in Section 7.02.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

"IFRS” means the international financial reporting standards in effect from time to time.

“iLottery Games” has the meaning set forth in Section 2.05(a) .

“iLottery System” has the meaning set forth in Section 2.05(a) .

“Jointly-Owned Developed Intellectual Property” has the meaning set forth in Section 4.05(d).

 “Liquidator” has the meaning set forth in Section 11.03(a).

“Losses” has the meaning set forth in Section 7.12(a).

“Lottery Customers” has the meaning set forth in Section 2.05(a)

"Loyalty Program" means the provision by a Pollard Party of a proprietary cloud-based, multi-channel customer relationship and loyalty platform consisting of a white-label, software-as-a-service system that may be integrated across multiple channels, including point-of-sale, social media platforms, mobile apps and brand websites, deployed, hosted and provided as a subscription service to Existing Customers.

“Management Committee” has the meaning set forth in Section 7.04(b).

“Managers” mean the Person or Persons designated by the Members pursuant to Section 7.04(c)(i), Section 7.04(c)(ii), or Section 7.04(c)(iii) and all other Persons who may from time to time be duly elected or appointed to serve as Managers in accordance with the provisions of this Agreement, in each case so long as such Person continues in office in accordance with the terms of this Agreement, and reference herein to a Manager or the Managers will refer to such Person or Persons in his or their capacity as Managers under this Agreement.

 “Member” means: (a) Pollard; (b) NEO; and (c) each Person (if any), who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members will constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member's right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a percentage interest and shall be the same proportion that such Member's total Capital Contribution bears to the total Capital Contributions of all Members/as set forth on Exhibit A.

“Michigan iLottery Contract” means the ‘Contract for the Development, Implementation, Operational Support and Maintenance of an iLottery System and iLottery Games’ entered into between the Michigan Lottery and Pollard Banknote Limited dated December 16, 2013, as amended and extended.

 “NEO” has the meaning set forth in the Preamble to this Agreement.

“NEO Gaming Offering” has the meaning set forth in the Recitals to this Agreement.

“NEO Manager” has the meaning set forth in Section 7.03(a)(ii).

“NEO Parties” means NEO, Neogames S.A., and each of their respective Affiliates.

“NEO Representatives” has the meaning set forth in Section 7.04(c)(ii).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or taxable loss), but with the following adjustments:

(a)          any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), will be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)          any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), will be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)          any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)          any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis will be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)          if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment will be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)          to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

"NPI Employees” has the meaning set forth in the Affiliate Services Agreement entered into between Pollard Banknote Limited and the Company.

“Officers” has the meaning set forth in Section 7.06.

“Opportunity” has the meaning set forth in Section 2.05(a).

"Party" or “Parties” means each and every one of the NEO Parties and the Pollard Parties.

“Permitted Transfer” means a Transfer of Membership Interests carried out pursuant to Section 9.02 “Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"PIL" means Pollard iLottery, Inc.;

“Platform Revenues” means gross income received by the Company from individual Existing Customers in respect of the use by such Existing Customers of the iLottery System on a continuous rolling basis.

“Pollard” has the meaning set forth in the Preamble to this Agreement.

“Pollard Business” has the meaning set forth in the Recitals to this Agreement.

“Pollard Manager” has the meaning set forth in Section 7.03(a)(i).

“Pollard Parties” means Pollard, Pollard Banknote Limited, and each of their respective Affiliates.

 “Pollard Representatives” has the meaning set forth in Section 7.04(c)(i).

 “Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Member or any Affiliate of a Member or any officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which will be in effect at the time.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Matters Member” has the meaning set forth in Section 10.04.

“Taxing Authority” has the meaning set forth in Section 6.02(b).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest) in any Membership Interests owned by a Person. “Transfer” when used as a noun will have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.02(b).

“Work Product” has the meaning set forth in Section 4.05(d).

Section 1.02          Interpretation

(a)          For purposes of this Agreement: (i) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; and (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

(b)          The definitions given for any defined terms in this Agreement will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.

(c)          Unless otherwise specified, all references to money amounts are to the lawful currency of the United States.

(d)          Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time period, then, unless otherwise specified, the Party whose consent or approval is required will be conclusively deemed to have withheld its consent or approval.

(e)          Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.  Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following.

(f)          This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

(g)          A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation that amends, supplements or supersedes any such statute or any such regulation.

ARTICLE II
ORGANIZATION

Section 2.01          Formation

(a)          The Company was formed on July 31, 2014, pursuant to the provisions of the Delaware Act, by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.  The Members hereby ratify and approve all actions taken in connection with the formation of the Company, and all actions taken by or on behalf of the Company on or prior to the execution of this Agreement.

(b)          This Agreement will constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members will be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement will, to the extent permitted by the Delaware Act, control.

Section 2.02          Name

The name of the Company is “NeoPollard Interactive LLC” or such other name or names as may be designated by the Board provided that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

Section 2.03          Principal Office

The principal office of the Company is located at 920 North Fairview Avenue, Lansing, Michigan, 48912, USA, or such place as may from time to time be determined by the Board.

Section 2.04          Registered Office; Registered Agent

(a)          The registered office of the Company will be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)          The registered agent for service of process on the Company in the State of Delaware will be Corporation Service Company, at the address set forth in Section 2.04(a), or such other Person or Persons and/or address as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05          Original Purpose; Restated Purpose; Powers

(a)          The original purpose of the Company was to engage in and pursue opportunities for and on behalf of national and state lotteries (“Lottery Customers”) for the development, implementation, operational support, or maintenance of internet lottery gaming platforms (each, an “iLottery System”), and the development or integration of digital scratch cards, instant win games, draw-based games or other online lottery gaming products for distribution through internet lottery gaming platforms (“iLottery Games”) (each, an “Opportunity”).

(b)          From and after the date of this Agreement, the restated purposes of the Company are (i) to perform its obligations pursuant to any Existing Contract, in accordance with the terms and conditions thereof, as amended from time to time, (ii) to consider such additional Opportunities, if any, as may be authorized by the Board and agreed upon in writing by the Members from time to time and (iii) to take any and all activities necessary or incidental thereto (collectively, the “Business”).

(c)          The Company will have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted to the Company under this Agreement and any other agreements contemplated hereby and by the Delaware Act.

Section 2.06          Term

The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and will continue in existence until the Company is dissolved in accordance with the provisions of this Agreement.

ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01          Capital Contributions; Membership Interests

Each Member has made an initial Capital Contribution and is deemed to own such Membership Interests in the amounts set forth opposite such Member’s name on Exhibit A attached hereto. The Board will cause Exhibit A to be updated upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

Section 3.02          Additional Capital Contributions

(a)          In addition to the initial Capital Contributions of the Members, the Members shall make additional Capital Contributions in cash, in proportion to their respective Membership Interests, as determined by the Board from time to time to be reasonably necessary to pay any operating, capital or other expenses relating to the Business (such additional Capital Contributions, the "Additional Capital Contributions"), provided, that such Additional Capital Contributions shall not exceed corresponding amounts expressly provided for in the Budget, as it may be amended from time to time. Upon the Board making such determination for Additional Capital Contributions, the Board shall deliver to the each Member a written notice (the “Contribution Notice”) of the Company's need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member's share of such aggregate amount of Additional Capital Contributions based upon each such Member's Membership Interest, and (iv) the date (which date shall not be less than twenty Business Days from the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

(b)          If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.02, then such Member shall be deemed to be a "Non-Contributing Member". The non-defaulting Member (the "Contributing Member") shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the "Default Amount") that the Non-Contributing Member failed to contribute to the Company (each such loan, a "Default Loan"), provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. Such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) 10% per annum or (ii) the maximum rate permitted at law (the "Default Rate"). Each Default Loan shall be recourse solely to the Non-Contributing Member's Membership Interest. Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Member under this Agreement, as more fully provided for in Section 3.02(d). So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay the Default Loan (and interest then due and owing) in whole or in part. Upon the repayment in full of all Default Loans (but not upon their conversion as provided in Section 3.02(c)) made in respect of a Non-Contributing Member (and so long as the Non-Contributing Member is not otherwise a Non-Contributing Member), such Non-Contributing Member shall cease to be a Non-Contributing Member.

(c)          At any time after the date twelve months after a Default Loan is made, at the option of the Contributing Member, (i) such Default Loan shall be converted into an Additional Capital Contribution of the Contributing Member in an amount equal to the principal and unpaid interest on such Default Loan pursuant to this Section 3.02(c), (ii) the Non-Contributing Member shall be deemed to have received a distribution, pursuant to Article VI, of an amount equal to the principal and unpaid interest on such Default Loan, (iii) such distribution shall be deemed paid to the Contributing Member in repayment of the Default Loan, (iv) such amount shall be deemed contributed by the Contributing Member as an Additional Capital Contribution (a "Cram-Down Contribution"), and (v) the Contributing Member's Capital Account shall be increased by, and the Non-Contributing Member's Capital Account shall be decreased by, an amount equal to the principal and unpaid interest on such Default Loan. A Cram-Down Contribution shall be deemed an Additional Capital Contribution by the Contributing Member making (or deemed making) such Cram-Down Contribution as of the date such Cram-Down Contribution is made or the date on which such Default Loan is converted to a Cram-Down Contribution. At the time of a Cram-Down Contribution, the Membership Interest of the Contributing Member shall be increased proportionally by the amount of such contribution, thereby diluting the Membership Interest of the Non-Contributing Member. Once a Cram-Down Contribution has been made (or deemed made), no subsequent payment or tender in respect of the Cram-Down Contribution shall affect the Membership Interests of the Members, as adjusted in accordance with this Section 3.02(c).

(d)          Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to Section 6.01 shall not be paid to the Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (ii) second to the principal amount of such Default Loans (in the order of their original maturity date) and (iii) third, to any Additional Capital Contribution of such Non-Contributing Member that has not been paid and is not deemed to have been paid.

(e)          Notwithstanding the foregoing, if a Non-Contributing Member fails to make its Additional Capital Contribution in accordance with Section 3.02, the Contributing Member may:

(i)          institute proceedings against the Non-Contributing Member to obtain payment of its portion of the Additional Capital Contributions, together with interest thereon at the Default Rate from the date that such Additional Capital Contribution was due until the date that such Additional Capital Contribution is made, at the cost and expense of the Non-Contributing Member; or

(ii)          elect to dissolve and liquidate the Company pursuant to ARTICLE XI; or

(iii)          purchase the Membership Interest of the Non-Contributing Member at a price equal to  the Fair Market Value of its Membership Interest.

(f)          Except as set forth in this Section 3.02, neither Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 3.03          Maintenance of Capital Accounts

There shall be established and maintained for each Member a separate capital account (a “Capital Account”) on the books and records of the Company in accordance with this Section 3.03. Each Capital Account will be established and maintained in accordance with the following provisions:

(a)          Each Member’s Capital Account will be increased by the amount of:

(i)          such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

(ii)          any Net Income or other item of income or gain allocated to such Member pursuant to Article V; and

(iii)          any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b)          Each Member’s Capital Account will be decreased by:

(i)          the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 11.03;

(ii)          the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii)          the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04          Succession Upon Transfer

In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI and Article XI in respect of such Membership Interests.

Section 3.05          Negative Capital Accounts

In the event that any Member has a deficit balance in its Capital Account, such Member will have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06          No Withdrawals From Capital Accounts

No Member will be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement.  No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement.  The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07          Treatment of Loans From Members

Any loans by a Member to the Company (if any), will not be considered Capital Contributions and will not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.02(c) and Section 3.03(a)(iii), if applicable. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.08          Modifications

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

ARTICLE IV
MEMBERS

Section 4.01          Participation in Management

The Members, in their capacity as Members, will not and may not take part in the management of the Company’s business.  The Members will not have the right to vote or otherwise consent or withhold consent except with respect to such matters as are expressly stated in this Agreement or the Delaware Act.

Section 4.02          No Personal Liability

Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members.

Section 4.03          No Withdrawal

So long as a Member continues to hold any Membership Interests, such Member will not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company will be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member.

Section 4.04          No Interest in Company Property

No real or personal property of the Company will be deemed to be owned by any Member individually, but will be owned by, and title will be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition or judicial dissolution of, or with respect to, the Company or the property of the Company.

Section 4.05          Dealings with the Company / Intellectual Property

(a)          Any Member (or their Affiliates), may deal with the Company as an independent contractor or as an agent for others, and may receive from such others or the Company reasonable and customary compensation, commissions or other income incident to such dealings.

(b)          The cost to the Company for such services or contribution will be based on detailed reporting provided by the relevant Member, and will be determined by the Board on a case by case basis in accordance with Section 7.02, but any such services and relationships will be fully-disclosed, will be approved in advance and will be on terms that are fair and reasonable to the Members and the Company in accordance with the Budget.  Invoices for pre-approved services shall be rendered on a monthly basis within seven days of the end of each month and shall detail the services rendered and the expenses compensable under the terms of the relevant Related Party Agreement.  Except as expressly approved in advance by the Board and as expressly contemplated in the Budget, neither Member shall be reimbursed or otherwise compensated for the provision of services to the Company.

(c)          The Members and the Board hereby acknowledge and approve of the Related Party Agreements set forth on Exhibit B (the “Affiliate Service Agreements”), and the transactions and payments contemplated therein.

(d)          Each Member and the Company agrees that, except for work product created by PIL (which shall be treated as work made for hire as defined Section 101 of the US Copyright Act of 1976) (“Work Product”), the Pollard Parties and the NEO Parties will each respectively retain all right, title and interest in and to all materials, software, facilities and resources developed or prepared respectively by Pollard Parties and NEO Parties under any Affiliate Service Agreement or otherwise relating to any intellectual property or materials developed by a Pollard Party or a NEO Party. Neither the Company nor either Party will acquire any ownership or other interest in any property of the other Party or its Affiliates by reason only of their participation in this business or membership in the Company, it being understood that all present and future property of each Party, including intellectual property rights, are and will remain their separate property.

(e)          The Company is and will be the sole and exclusive owner of all right, title and interest in and to all Work Product, including all intellectual property rights therein, subject to the following licenses.  The Company hereby grants to each Party such rights and licenses with respect to the Work Product that will allow each Party to use and otherwise exploit perpetually throughout the universe for all or any purposes whatsoever the Work Product, to the same extent as if each Party owned the Work Product, without incurring any fees or costs to the Company or any other Person in respect of the Work Product. In furtherance of the foregoing, such rights and licenses shall (i) be irrevocable, perpetual, fully paid-up, and royalty-free; (ii) include the rights to make, have made, use, reproduce, offer to sell, sell, import, modify, improve, create derivative works of, and distribute the Work Product, including all such modifications, improvements, and derivative works thereof; and (iii) be freely assignable and sublicensable.

(f)          In the event that the Parties wish to develop intellectual property jointly (“Jointly-Owned Developed Intellectual Property”), the Parties agree that they will enter into an agreement in advance recording that intention and setting forth the terms under which they will allocate the ownership of, compensation for and rights to use that intellectual property. Each Party shall jointly own all right, title, and interest in and to Jointly-Owned Developed Intellectual Property.  Each Party will have the right, subject to this Agreement and Applicable Law, to make, have made, use, offer to sell, sell, and import Jointly-Owned Developed Intellectual Property and freely exercise, transfer, assign, license, encumber, and enforce all of its rights in the Jointly-Owned Developed Intellectual Property without the consent, joinder, or participation of, or payment or accounting, to the other Party. Each Party hereby unconditionally and irrevocably waives any right it may have under Applicable Law as a joint owner of the Jointly-Owned Developed Intellectual Property to require such consent, joinder, participation, payment, or accounting. Each Party will, and hereby does, assign, license, and otherwise transfer, and shall cause its Affiliates and its and its Affiliates' respective representatives to assign, license, and otherwise transfer, to the other Party and its permitted successors and assigns, without requirement of additional consideration, all such right, title, and interest in and to the Jointly-Owned Developed Intellectual Property as is necessary to fully effect the joint ownership thereof as provided in this Section 4.05.

Section 4.06          Certification of Membership Interests

(a)          The Board may, but will not be required to, issue certificates to the Members representing the Membership Interests held by such Member.

(b)          In the event that certificates representing Membership Interests are issued in accordance with Section 4.06(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests will bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT BETWEEN THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE V
ALLOCATIONS

Section 5.01          Allocation of Net Income and Net Loss

For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company will be allocated among the Members pro rata in accordance with their Membership Interests.

Section 5.02          Regulatory and Special Allocations

Notwithstanding the provisions of Section 5.01:

(a)          If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member will be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(b)          Member Nonrecourse Deductions will be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain will be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(c)          Nonrecourse Deductions will be allocated to the Members in accordance with their Membership Interests.

(d)         In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income will be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

(e)          The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations will be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03          Tax Allocations

(a)          Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses and deductions of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions will be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)          Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company will be allocated among the Members in accordance with Code Section 704(c) and Treasury Regulations Section 1.704-3, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value, in such manner as determined by the Board to be appropriate.

(c)          If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of “Book Value”, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and using such method as determined by the Board to be appropriate.

(d)          Allocations of tax credit, tax credit recapture and any items related thereto will be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)          Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04          Allocations in Respect of Transferred Membership Interests

In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of Article IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year will be determined using the interim closing of the books method.

ARTICLE VI
DISTRIBUTIONS

Section 6.01          Distributions of Cash Flow and Capital Proceeds

(a)          Any available cash of the Company, after allowance for all reasonable costs and expenses incurred by the Company and for such reasonable reserves as the Board determines to be appropriate, will be distributed to the Members from time to time as determined by the Board in accordance with their Membership Interests.

(b)          If a Member has (i) an unpaid Additional Capital Contribution that is overdue and/or (ii) an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member pursuant to this Agreement (up to the amount of such Additional Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of such Member pursuant to Section 3.02(d).

(c)          Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make any distribution to Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law.

Section 6.02          Tax Withholding; Withholding Advances

(a)          Tax Withholding. If requested by the Board, each Member will, if able to do so, deliver to the Board:

(i)          an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii)         any certificate that the Board may reasonably request with respect to any such Applicable Laws; or

(iii)        any other form or instrument reasonably requested by the Board relating to any Member’s status under such Applicable Law.

If a Member fails or is unable to deliver to the Board the affidavit described in Section 6.02(a)(i), the Board may withhold amounts from such Member in accordance with Section 6.02(b).

(b)          Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Board based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) will nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)          Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member will either:

(i)          be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member will not constitute a Capital Contribution, but will credit the Member’s Capital Account if the Board  will have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)         with the approval of the Board, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount will be deemed to have been distributed to the Member).

(d)          Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member.  The provisions of this Section 6.02(d) and the obligations of a Member pursuant to Section 6.02(c) will survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests.  The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment of any Withholding Advances.

(e)          Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member's sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.03          Distributions in Kind

(a)          The Board is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.

(b)          Any distribution of securities will be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

ARTICLE VII
MANAGEMENT

Section 7.01          Management of the Company

Subject to the limited voting and consent rights of the Members as provided in this Agreement or the Delaware Act, the business and affairs of the Company shall be managed, operated and controlled by or under the direction of a two Person board of Managers (the “Board of Managers” or “Board”), which number may be decreased or increased with the prior written consent of the Members. The Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such action as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

Section 7.02          Board Approvals

Any action or consent requiring the approval of the Board, including for greater certainty the following matters (each, a “Fundamental Issue”), shall require the unanimous approval of the Board:

(a)          any issuance of further equity, Membership Interests, or other securities by the Company or any of its Subsidiaries, including the issuance of any options, warrants or like instruments;

(b)          any incurrence of third party or Member debt by the Company or any of its Subsidiaries (if any) or any guarantee of any indebtedness, except to the extent approved or authorized in a Budget;

(c)          approval of the Company’s Budget, including the determination of fees payable by the Company pursuant to any Related Party Agreement;

(d)          the pursuit of any Opportunity;

(e)          all elements of any offerings to be made available to (i) any Existing Customer or (ii) any Lottery Customer in respect of any Approved Opportunity;

(f)          the entry by the Company into any contract with Lottery Customers or any material third party contracts;

(g)          the amendment, extension or renewal by the Company of any Existing Contract with any Existing Customer;

(h)          making any material change to the nature of the Business conducted by the Company or entering into any business other than the Business;

(i)          approval and the terms of any additional Capital Contributions (or any other contributions, financial or otherwise with respect to the Company), except to the extent approved or authorized in a Budget;

(j)          issuance of additional Membership Interests or the admission of new or additional Members to the Company;

(k)          approval of any and all Related Party Agreements, including any amendments thereto (it being acknowledged that the Related Party Agreements set forth in Exhibit B are approved);

(l)           the hiring, transfer or discharge of employees of the Company, if any, or causing the hiring, transfer or discharge of NPI Employees;

(m)         the waiver of non-competition or non-solicitation covenants of employees of the Company, if any, or causing the waiver of non-competition or non-solicitation covenants of NPI Employees;

(n)          any merger, amalgamation, dissolution or winding-up of the Company or sale, lease, license or disposal of all or substantially all of the assets of the Company;

(o)          the redemption, purchase for cancellation, or any other retirement of any Membership Interests, including the withdrawal of any Member from the Company;

(p)          subject to Section 6.01, the declaration or payment of any distribution, in whatever form;

(q)          the amendment of the Company’s Certificate of Formation, this Agreement, or any other constating document of the Company, provided, however, the Officers may amend Exhibit A following any new issuance, redemption, or Transfer of Membership Interests in accordance with this Agreement;

(r)          the taking of any action or the entering into of any contract, agreement or commitment out of the ordinary course of business, or the amendment, renewal or termination, in any material way, of any contract, agreement or commitment entered into by the Company out of the ordinary course of business; and

(s)          the institution or settlement of any litigation, arbitration or other judicial or administrative proceedings by or on behalf of the Company.

Section 7.03          Appointment of Managers

(a)          The Members will appoint the Managers that serve on the Board in the following manner:

(i)          one (1) of the Managers will be appointed by Pollard (the “Pollard Managers”); and

(ii)         one (1) of the Managers will be appointed by NEO (the “NEO Managers”).

Each Manager will serve until the earliest of such Manager’s death, disability, removal, or resignation. Each Member will respectively be entitled to appoint, remove (with or without cause), or appoint, at any time, a replacement for each Manager that such Member is entitled to appoint.  Any removal of a Manager will be effective at the time specified by the Member entitled to appoint such Manager.

(b)          Pollard hereby appoints as the Pollard Manager Douglas E. Pollard.  NEO hereby appoints as the NEO Manager Moti Malul.

Section 7.04          Committees / Management Committee

(a)          In connection with the Board’s management of the Company, the Board will be entitled to establish such committees, including audit and compensation committees, as the Board may deem necessary or advisable, with such committees to have such members, duties, powers and authority as the Managers may specify.  In addition, the Board will appoint the Management Committee in accordance with Section 7.04(b) below.  Notwithstanding the above, a committee will not have authority to take such actions requiring unanimous Board approval pursuant to the terms of Section 7.02.

(b)         As contemplated in Section 7.04(a), the Company will establish a management committee (the “Management Committee”) to manage the Company’s implementation of the Budget and to otherwise be responsible for the supervision of the day-to-day affairs of the Company and the direct management of the Company’s Officers.  In furtherance of the foregoing, the Management Committee will, subject in each case to the limits set out in the Budget  and in the ordinary course of business, have the right to, or, as applicable, shall cause the Company to:

(i)          Execute, deliver and perform contracts, agreements or commitments in the ordinary course of business;

(ii)         Collect accounts receivable;

(iii)        Incur and pay accounts payable;

(iv)        Acquire or lease real or personal property of the Company;

(v)          Hire and terminate attorneys, consultants, accountants or other independent contractors on behalf of the Company;

(vi)         Pay taxes, assessments, rents and other impositions applicable to the Company and its assets;

(vii)        Open and maintain bank accounts.

(c)          The Management Committee will be comprised of the following members:

(i)          Two (2) members appointed by the Pollard Manager (the “Pollard Representatives”);

(ii)         Two (2) members appointed by the NEO Manager (the “NEO Representatives”); and

(iii)        such other members of the Management Committee as unanimously approved by the Pollard Representatives and the NEO Representatives.

(d)          The members of the Management Committee will serve until the earliest of such member’s death, disability, removal, or resignation. The Manager that appointed such member of the Management Committee will respectively be entitled to appoint, remove (with or without cause), or appoint, at any time, a replacement for each such member of the Management Committee.  Any removal will be effective at the time specified by the appointing Manager.

(e)          Any action or consent requiring the approval of the Management Committee will be approved or consented upon the unanimous approval of the members of the Management Committee.

Section 7.05          Deadlock

(a)          If at two successive meetings of the Board, the Managers are unable to reach a unanimous decision regarding a Fundamental Issue submitted for consideration by the Board at such meetings (a “Deadlock”), the Board shall refer the matter subject to the Deadlock to the Members, who shall attempt to resolve such matter within 20 Business Days after referral to them of the Deadlocked issue (or, if mutually agreed by the Members, a longer period of time).  Any resolution agreed to by the Members shall be final and binding on the Company and the Members.

(b)          During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement until such time as such Deadlock is resolved.  If the Deadlock is with respect to the approval of the Company’s Budget, the Company shall operate its business in accordance with the Budget then in effect.

(c)          If the Members are unable to reach agreement as to the Fundamental Issue within the time period set forth in (a) (including any agreed extensions), any Member shall be entitled to refer the Deadlock to mediation on an expedited basis pursuant to Section 12.12.

Section 7.06          Officers;

(a)          The Board may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Board may delegate to such Officers such power and authority as the Board deems advisable. The Officers so appointed may include Persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, General Manager, Chief Financial Officer, Executive Vice President, Vice President, Treasurer or Controller.  Unless the authority of the Officer in question is limited in the document appointing such Officer or is otherwise specified by the Board, any Officer so appointed will have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  Any individual may hold two or more offices of the Company.

(b)          Each Officer will hold office until his successor is designated by the Board or until his earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, disability, resignation, removal or otherwise, may, but need not, be filled by the Board.

(c)          The Officers of the Company will be (i) two Co-Chief Executive Officers who will report to the Board, and (ii) the General Manager who will report to the Board, the Management Committee and the Co-Chief Executive Officers, and (iii) any other Officers as shall be appointed at the discretion of the General Manager and approved by the Co-Chief Executive Officers, who will report to the Board, Management Committee and the Co-Chief Executive Officers.  As of the effective date of this Agreement, the Officers of the Company are as follows:

Name	Title
Douglas E. Pollard	Co-Chief Executive Officer
Moti Malul	Co-Chief Executive Officer
Colin Hadden	Vice-President and General Manager

(d)          The Co-Chief Executive Officers will co-operate and work together in good faith to perform the executive functions appropriate to the management of the Company. The Co-Chief Executive Officers will establish a mutually agreed high level allocation of responsibilities to facilitate management efficiency and focus. As a general rule, each Co-Chief Executive Officer will focus the majority of his management time on the functional areas of the Company that relate to the contribution that his Member is making to the Company. Notwithstanding the foregoing, the Co-Chief Executive Officers will engage in regular co-operation and consultation with respect to all material matters and decisions. For greater certainty, the high level allocation set forth in this Section 7.06(d) is intended to facilitate operational efficiency and reduce overlap, and will not be interpreted to grant either Co-Chief Executive Officer the exclusive power to make decisions within his primary area of focus.

(e)          The Co-Chief Executive Officers may cause the Company to engage additional key executives approved by the Board, including a General Manager, who will be employed full time with overall supervisory responsibilities for the Company established by the Board from time to time. Any such key executives will be subject to the direction jointly of the Co-Chief Executive Officers in the performance of day-to-day duties in the course of the Co-Chief Executive Officers’ performance of their services.  The Co-Chief Executive Officers will negotiate the terms of employment of such key executive employees, subject to the right of the Board to approve the compensation of such key executives.  The Board will take such actions as are necessary to cause the key executives to have such authority to act on behalf of the Company as may be determined by the Co-Chief Executive Officers to be necessary. Such authorizations may include approvals of powers of attorney giving the key executives authority to act on behalf of the Company.

(f)          As required pursuant to Section 7.02, the Board will determine whether and to what extent staffing for the conduct of the Company’s operations should be provided by employees of the Company or employees of the Members or Members’ Affiliates pursuant to Related Party Agreements.  Except as otherwise provided herein and subject to policies, if any, adopted by the Board, the Co-Chief Executive Officers, will have the authority only if specifically authorized by the Board to (A) hire, transfer or discharge employees of the Company, or to cause the hiring, transfer or discharge of NPI Employees assigned to Company’s operations, (B) with respect to the compensation of the Officers, establish the terms of their employment and their wages, salaries and benefits, (C) direct them as to their obligations and duties and (D) supervise them in the performance of their jobs. The Co-Chief Executive Officers will have discretion in appointing employees of the Company or of its Members or of its Members’ Affiliates to fill or second, on a temporary or indefinite basis, supervisory positions or other vacancies in connection with Company’s operations.  To the extent that any of the duties of the Co-Chief Executive Officers set forth herein are carried out by employees of the Company, such duties will be carried out under the supervision of the Co-Chief Executive Officers.

Section 7.07          Meetings / Actions Without Meetings

Meetings of the Board and Management Committee will occur on such basis as may be respectively determined by the Board and Management Committee, provided, however, meetings of the Board will occur not less frequently than on a quarterly basis, and meetings of the Management Committee will occur not less frequently than on a monthly basis. There shall be a quorum at any such meeting if at least two members of the Board or the Management Committee are present, at least one of which must be a member appointed by NEO and at least one of which must be a member appointed by Pollard. Any matter that is to be voted on, consented to or approved by the Board or the Management Committee may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by the Managers of the Board or members of the Management Committee having not less than the minimum number of votes that would be necessary to authorize or take such action. A record will be maintained of each such action taken by written consent. Approval of a resolution or other proposal brought before the Board and Management Committee shall require a greater than 50% affirmative vote of the Managers of the Board or members of the Management Committee present at a meeting at which a quorum is present. Notwithstanding the Membership Interests that any Member may at any time hold, each Manager of the Board or member of the Management Committee shall have one vote.

Section 7.08          Informational Rights

In addition to the information required to be provided pursuant to Article X, each Manager and Management Committee member may provide his or her appointing Member with any information acquired by such Manager or Management Committee member in his or her capacity as such (such information to be maintained by the relevant Member in accordance with the obligations set out in Section 12.02).

Section 7.09          Annual Budget

(a)          Each annual business plan and budget for the Company shall together constitute a “Budget”.   The Budget will include detailed capital and operating expense budgets, cash flow projections (which shall include amounts and due dates of all projected calls for Additional Capital Contributions) and profit and loss projections. The Board, Management Committee and Officers will operate the Company in accordance with the Budget.

(b)          Prior to the beginning of the upcoming Fiscal Year, the Management Committee will prepare and submit to the Board a Budget for such Fiscal Year. Upon the Board’s approval of such Budget (subject to such revisions as determined by the Board to be appropriate), such Budget will become the Budget for the Company for such Fiscal Year. If a Budget is not approved prior to the commencement of such upcoming Fiscal Year, the Company will be operated in a manner consistent with the prior Fiscal Year’s Budget or in such other manner as determined by the Board to be appropriate until the Board approves the subsequent Budget.

Section 7.10          Compensation and Reimbursement of Board

The Board and Management Committee will not be compensated for their services as members of the Board or Management Committee, but the Company will reimburse such members for all ordinary, necessary and direct expenses reasonably incurred on behalf of the Company in carrying out the Company’s business activities in accordance with Company policy with respect thereto.

Section 7.11          Standard of Care

(a)          Standard of Care. No Covered Person will be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement by such Covered Person.

(b)          Good Faith Reliance. A Covered Person will be entitled to rely in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of: (i) another Member; (ii) one or more Officers or employees of the Company; (iii) an attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence will in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

(c)          Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(d)          Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person's "discretion" or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person's "good faith", the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 7.12          Indemnification

(a)          Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company will indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)          any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or

(ii)          such Covered Person being or acting in connection with the Business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner reasonably believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a knowing violation or material breach of this Agreement.

(b)          Reimbursement. The Company will promptly reimburse (or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified under this Agreement; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Agreement, then such Covered Person will promptly reimburse the Company for any reimbursed or advanced expenses.

(c)          Insurance.  The Company may purchase insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties.

ARTICLE VIII
CERTAIN OPERATING / RESTRICTIVE COVENANTS

Section 8.01          Existing Customers; Non-Compete

(a)          For the duration of each applicable Existing Contract, neither Party will, directly or indirectly, engage in or assist others in providing services to the relevant Existing Customer that are in any way competitive with the services provided by the Company pursuant to the terms of the Existing Contract.   It is understood that a Party will be deemed to be competitive with the Company if it is engaged in or otherwise involved in the development, implementation, operational support or maintenance of an iLottery System, iLottery Games or any related service contemplated by the Existing Contract, during the term of the Existing Contract, for the benefit of the relevant Existing Customer.

Notwithstanding the foregoing, either Party may respond to requests for information, requests for proposals or other solicitations issued from time to time by an Existing Customer for the provision of services intended to take effect following the termination of expiration of the relevant Existing Contract.

Section 8.02          Non-Solicitation

For so long as both Parties (or one of the entities comprising such Party) remain Members of the Company:

(a)          Neither Party will, directly or indirectly, intentionally interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between: (i) the Company and its Existing Customers, or (ii) the Company and suppliers of the Company . Neither Party will, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Existing Customer of the Company or supplier for purposes of diverting their business or services from the Company during the duration of an Existing Contract.  Nothing in this Section 8.02 will preclude either Party from entering into a business relationship with any one or more of the suppliers of the Company for its own business purposes provided that any such business relationship does not intentionally interfere with or otherwise divert the supplier’s services from the Company.

(b)          Neither Party will, directly or indirectly, (i) hire or solicit any NPI Employee or any employee of the Company or of the other Party, or (ii) encourage any such employee to leave such employment or hire or rehire any such employee, or (iii) in the case of Pollard, deploy or assign any NPI Employee for any purpose other than the Business of the Company, during such employee's employment and for a period of twelve months thereafter, except with the prior written consent of the other Party which consent may be withheld at the other Party’s sole discretion.

Section 8.03          Additional Opportunities

Subject to the unanimous prior written approval of the Board, the Parties may, from time to time, agree to work cooperatively to actively pursue additional Opportunities (each approved Opportunity, an “Approved Opportunity”).  Should the Board determine to pursue an Approved Opportunity, neither Party shall circumvent or attempt to circumvent, avoid, by-pass or obviate the Company, the other Party or the other Party’s interests, directly or indirectly, in whole or in part, with respect to the Approved Opportunity.  Unless otherwise extended or terminated by mutual consent of the Parties, the covenants of this Section 8.03 shall come into effect as of the date of written approval of the Board and continue in effect until the earlier of (i) the expiration or termination of any resulting contract or, (ii) in the event that no contract is awarded, the date on which the Company is notified that it will not be awarded a contract or the date on which the Approved Opportunity has definitively expired.  Any contract resulting from an Approved Opportunity shall, for all purposes of this Agreement, be deemed an Existing Contract with an Existing Customer.  For greater certainty, the Parties acknowledge and agree that if the pursuit of an Opportunity is not unanimously approved as required pursuant to Section 7.02(d), each of the Parties shall be entitled to independently pursue the Opportunity.

Section 8.04          No restrictions on Competitive Offerings

(a)          Except as specifically provided for in this Article VIII, nothing in this Agreement shall (i) restrict the right of either Party to independently pursue new or additional Opportunities with Lottery Customers, or (ii) restrict the right of either Party to create, procure or market products, services, information or business that may be competitive with those offered by the Company or the other Party, (iii) obligate either Party to obtain any services from the Company or the other Party, (iv) prevent either Party from entering into similar agreements with other companies or individuals, provided that each Party complies at all times with the requirements set forth in this Agreement, including Section 12.02.  Each Party acknowledges and agrees that the other Party may, for the purposes of pursuing new or additional Opportunities, be evaluating, considering or developing proposals, business activities, or information internally, or with entities competitive with the Company or the other Party.

ARTICLE IX
RESTRICTIONS AND PERMITTED TRANSFERS

Section 9.01          Restrictions on Transfer

(a)          Except as provided in this ARTICLE IX, no Member will Transfer all or any portion of its Membership Interest in the Company without the unanimous prior written consent of the Board (unanimously) and the other Member (which consent may be granted or withheld in the sole discretion of the other Member). No Transfer of Membership Interests to a Person not already a Member of the Company will be deemed completed until the prospective Transferee is admitted as a Member of the Company by the unanimous approval of the Board and the other Member.

(b)          Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it will not issue any Membership Interests:

(i)          except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)          if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iii)          if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes; or

(iv)          if such Transfer or issuance would cause a termination of the Company for federal income tax purposes.

(c)          Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement will be null and void, no such Transfer will be recorded on the Company’s books and the purported Transferee in any such Transfer will not be treated (and the purported Transferor will continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

Section 9.02          Permitted Transfers

The provisions of Section 9.01(a) will not apply to any Transfer by any Member of all or any of its Membership Interests to an Affiliate, provided, however, any Transfer to an Affiliate will require the written consent of the other Member, such consent not to be unreasonably withheld, and any Transfer to an Affiliate will not relieve any Parties of their respective obligations under this Agreement.

ARTICLE X
ACCOUNTING; TAX MATTERS

Section 10.01          Financial Statements

The Company will furnish to each Member the following reports:

(a)          Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, balance sheets of the Company as at the end of each such Fiscal Year and statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year. The annual financial statements may be audited or unaudited, but will be audited at the request of a Member.

(b)          Monthly Financial Statements. As soon as available, and in any event within 30 days after the end of each month during the Fiscal Year, unaudited balance sheets of the Company at the end of such month and for the current Fiscal Year to date, unaudited statements of income, cash flows and Members’ equity for such period and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous Fiscal Year and versus the Budget, all in reasonable detail and prepared in accordance with IFRS, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).  In addition, within two weeks of the end of each month, the Company will also provide the Members with monthly operating reports with such information as may be reasonably requested by each Member, along with appropriate commentary and analysis as a Member may request regarding the information provided in the monthly report.

Section 10.02          Inspection Rights

Upon reasonable notice from a Member, the Company will afford each Member and its Representatives access during normal business hours to: (a) the Company’s properties, offices, plants and other facilities; and (b) the corporate, financial and similar records, reports and documents of the Company, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members (including the Board), and to permit each Member and its Representatives to examine such documents and make copies thereof;.

Section 10.03          Income Tax Status

It is the intent of this Company and the Members that this Company will be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member will make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04          Tax Matters

(a)          Tax Matters Member. The Members hereby appoint Pollard as the “Tax Matters Member” who will serve as the “tax matters partner” (as such term is defined in Code Section 6231) for the Company. For any year that the Company meets the definition of a small partnership in Code Section 6231(a)(1)(B)(i), the Tax Matters Member will elect to apply the TEFRA audit rules of Code Sections 6221 through 6234.

(b)          Tax Examinations and Audits. The Tax Matters Member is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member will promptly notify the Members if any tax return of the Company is audited or if any adjustments are proposed by any Taxing Authority, and will take such action as is necessary to cause each other Member to become a notice partner within the meaning of Section 6231(a)(8) of the Code. Without the consent of the other Members, the Tax Matters Member will not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Company tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Company with any Taxing Authority.

(c)          Income Tax Elections. Except as otherwise provided herein, all determinations as to tax elections and accounting principles will be made solely by the Board in consultation with the Company’s independent accountant.

(d)          Tax Returns and Tax Deficiencies. Each Member agrees that such Member will not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.

(e)          Resignation. The Tax Matters Member may resign at any time if there is another Member to act as the Tax Matters Member.

Section 10.05          Tax Returns

At the expense of the Company, the Board (or any Officer that it may designate), will cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company own property or do business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year or as may otherwise be reasonably requested by a Member.

Section 10.06          Company Funds

All funds of the Company will be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as will be designated by the Board. The funds of the Company will not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company will be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

ARTICLE XI
DISSOLUTION AND LIQUIDATION

Section 11.01          Events of Dissolution

The Company will be dissolved and its affairs wound up only upon the unanimous approval of the Board and the agreement of the Members to dissolve the Company.

The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member will not cause the dissolution of the Company, and the Company will continue without effect.  For the avoidance of doubt, the foregoing shall not impair the waiver of the right to seek judicial dissolution set forth in Section 4.04

Section 11.02          Effectiveness of Dissolution

Dissolution of the Company will be effective on the day on which the event described in Section 11.01 occurs, but the Company will not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03 and the Certificate of Formation will have been cancelled as provided in Section 11.04.

Section 11.03          Liquidation

If the Company is dissolved pursuant to Section 11.01, the Company will be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)          Liquidator. The Board will act as liquidator to wind up the Company (the “Liquidator”), unless the Board designates another Person to act as Liquidator. The Liquidator will have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)          Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)          Distribution of Proceeds. The Liquidator will liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)          first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)          second, to the establishment of and additions to reserves that are determined by the [Board] to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)          third, distributed to the Members in accordance with the terms of Section 6.01.  In relation thereto, such distribution will be made after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs, and it being the intention of the Members that such distribution will be effected in accordance with each Member’s positive Capital Account balance and the terms of ARTICLE V will be interpreted consistent with such intention.

Section 11.04          Cancellation of Certificate

Upon completion of the distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company will be terminated and the Liquidator will cause the cancellation of the Certificate of Formation in the State of Delaware and will take such other actions as may be necessary to terminate the Company.

Section 11.05          Recourse for Claims

Each Member will look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and will have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XII
MISCELLANEOUS

Section 12.01          Further Assurances

In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.02          Confidentiality

(a)          The Parties acknowledge that during the term of this Agreement, they will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the other Parties, in each case that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the applicable Party treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, the Parties acknowledge that: (i) the Parties have each invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides each Party, as applicable, with a competitive advantage over others in the marketplace; and (iii) the applicable Party would be irreparably harmed if its Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which a Party is subject, no Party will, directly or indirectly, disclose or use (other than solely for the purposes monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, any Confidential Information of another Party which such Party is or becomes aware. Each Party in possession of such Confidential Information will take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)          Nothing contained in Section 12.02(a) will prevent any Party from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to another Party; or (vi) to such Party’s Representatives who, in the reasonable judgment of such Party, need to know such Confidential Information for the purposes of exercising its rights or performing its obligations as a Party set out in this Agreement, and who agree to be bound by the provisions of this Section 12.02(b) as if a Party; provided, that in the case of clause (i), (ii) or (iii), such Party will notify the other Parties of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the affected Party) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the affected Party, as applicable, when and if available.

(c)          The restrictions of Section 12.02(a) will not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement; (ii) is or has been independently developed or conceived by such Party without use of Confidential Information; (iii) established by evidence to have been already known to such Party at the time of its disclosure to the Party and is not known by the Party to be the subject of an obligation of confidence of any kind; or (iv) becomes available to such Party or any of its Representatives on a non-confidential basis from a source other than the disclosing Party or any of their respective Representatives, provided, that such source is not known by the receiving Party to be bound by a confidentiality agreement regarding the affected Party.

(d)          The obligations of each Party under this Section 12.02 will survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Party from the Company, and (iii) if applicable, a Party’s Transfer of its Membership Interests.

Section 12.03          Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 12.03):

If to the Company:	920 North Fairview Avenue Lansing, Michigan, USA 48912 E-mail: colin.hadden@neopollard.com Attention: General Manager

If to a Member or the Members, to such address as respectively set forth for each Member on Exhibit A attached hereto.

Section 12.04          Headings

The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 12.05          Severability

If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Members hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Members as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06          Entire Agreement

This Agreement, together with the Certificate of Formation and all related Exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 12.07          Successors and Assigns

Subject to the restrictions on Transfers set forth herein, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and assigns.

Section 12.08          No Third-party Beneficiaries

This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09          Amendment

No provision of this Agreement may be amended or modified except by an instrument in writing executed by each of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, the Company will be entitled to make corresponding changes to amendments to Exhibit A following any new issuance, redemption, repurchase or Transfer or change in Membership Interests, in accordance with this Agreement.

Section 12.10          Waiver

No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.11          Governing Law

All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.12          Mediation / Arbitration

(a)          If the Members are unable to reach agreement as to a Fundamental Issue within the time period set forth in Section 7.05(a) (including any agreed extensions), then at the written request of the Company or any Member (the "Aggrieved Party"), such Deadlock shall be submitted to Judicial Arbitration and Mediation Service ("JAMS") pursuant to the procedures set forth in this Section 12.12, for an expedited dispute resolution proceeding pursuant to the procedures set forth below (an "Expedited Dispute Resolution Proceeding").  The Expedited Dispute Resolution Proceeding shall take place in New York, NY and all such proceedings (including the existence of the Deadlock, the Expedited Dispute Notice and the Response) shall remain strictly confidential.

(b)          An Aggrieved Party shall submit a request to JAMS for an Expedited Dispute Resolution Proceeding to resolve such Deadlock upon written notice being served by the Aggrieved Party on the Company, each Member and the JAMS office in New York, NY, setting forth, with reasonable particularity, a statement of the Aggrieved Party's position, a summary of arguments supporting that position (an "Expedited Dispute Notice"). Within five (5) Business Days after service of the Expedited Dispute Notice, each receiving party shall submit to the Company, each Member and the JAMS office a written response to such Expedited Dispute Notice setting forth, with reasonable particularity, a statement of the receiving party's position and a summary of arguments supporting that position (the "Response"). Absent good cause, the parties to such Expedited Dispute Resolution Proceeding shall not be permitted to make any additional submissions.

(c)          As soon as it receives the Expedited Dispute Notice, JAMS shall choose a single mediator (the "Mediator") to hear and decide the Expedited Dispute Resolution Proceeding by selecting, based upon availability, from the list of agreed upon neutral mediators which the Parties will provide to JAMS. In the event none of such mediators are available, the parties to such Expedited Dispute Resolution Proceeding agree to allow JAMS to select, from its list of New York, NY based neutrals, a mediator who, in the sole discretion of JAMS, has adequate qualifications. Following the submission of the Response, the Mediator shall hear oral argument from the parties subject to Deadlock. The parties to such Deadlock and the Mediator shall use their best efforts to cause the Expedited Dispute Resolution Proceedings to be completed, including oral argument, and, subject to Section 12.13, for the Mediator to render a reasoned final decision no later than five (5) Business Days after the service of the Response (each an "Expedited Decision").

(d)          All costs and fees due and owing to JAMS and the Mediator associated with an Expedited Dispute Resolution Proceeding shall be split evenly between the parties to such Deadlock and paid when due. In the event any Party to such Deadlock shall not pay its share of the costs and fees owed to JAMS and the Mediator, the Mediator shall have the authority to declare a default against such party that has not paid it share of such costs and fees.  In the event, however, a party is determined by the Mediator to be the "prevailing party" in any Expedited Dispute Resolution Proceeding, each non-prevailing Party in such Expedited Dispute Resolution Proceeding shall promptly reimburse its proportionate share of all costs and reasonable attorneys' fees (including, without limitation, costs and reasonable attorneys' fees billed by the prevailing party's counsel, JAMS' costs fees and fees and costs billed by the Mediator) incurred by the prevailing party.

(e)          The Company and each Member hereby agrees to be bound, abide by and comply with all Expedited Decisions. Notwithstanding the foregoing, to the extent any of parties to any Expedited Dispute Resolution Proceeding with respect to a Deadlock disagrees with and desires to appeal any Expedited Decision, such party shall have the right to initiate Arbitration within five (5) Business Days following the issuance of the Expedited Decision; provided, that such party is in full compliance with, and continues to be in compliance with, all of its obligations in the Expedited Decision through and including such time as the Arbitration is decided.

(f)          Arbitration Procedures. If any claim, dispute or disagreement of any kind whatsoever (a "Dispute") shall arise out of or in connection with or in relation to this Agreement, whether in contract, tort, statutory or otherwise, and including any questions regarding the existence, scope, validity, breach, default, enforcement or termination of this Agreement, including a Dispute with respect to any Expedited Decision with respect to any Deadlock (but not the underlying Deadlock), such Dispute shall be submitted to final and binding arbitration (an "Arbitration") before JAMS. Any Arbitration, regardless of the amount in dispute, shall be conducted in accordance with the Optional Expedited Arbitration Procedures of JAMS (the "Arbitration Rules") in effect at the time such Arbitration is commenced, subject to the limitations and modifications stated in this Section 12.12, which limitations and modifications shall govern over any conflicting provisions of the Arbitration Rules. Any demand for Arbitration under this Section 12.12 shall be filed by the initiating party with the JAMS office in New York, NY, with written notice to that effect served on the other party (an "Arbitration Notice"), and any Arbitration shall take place in New York, NY.  Any Arbitration Notice and any answer to such an Arbitration Notice must contain a statement, with respect to each claim alleged therein or answer thereto, indicating such party's position with respect to each such claim and the reason therefor.

(g)          Nomination of Arbitrators. All Arbitration proceedings shall be heard and decided by a single arbitrator (the "Arbitrator") nominated by JAMS in accordance with the mechanism set out in Section 11.12(c) (for nomination of Mediator) and the Arbitration Rules.

(h)          Arbitration Hearings. All proceedings in any Arbitration shall be conducted in English. The parties shall use commercially reasonable efforts to cause the Arbitration to be completed and the Arbitrator to render a final decision no later than thirty (30) days after the service of the Arbitration Notice.

(i)          Awards. Subject to Section 12.13, the Arbitrator shall issue an award which shall (a) be issued in written form, (b) if applicable, designate one of the parties as the losing party owing costs for the Arbitration, (c) indicate the Arbitrator's decision with respect to each of the individual claims presented by each party and (d) contain a brief statement of the reasons supporting each decision.  The Arbitration award may be entered as a final judgment in the court of any jurisdiction in which such entry shall be recognized under applicable law.

(j)          Costs. All costs and fees due and owing to JAMS and the Arbitrator associated with an Arbitration shall be split evenly between the parties to the Dispute and paid when due. In the event any Party to the Dispute shall not pay its share of the costs and fees owed to JAMS and the Arbitrator, the Arbitrator shall have the authority to declare a default against such party that has not paid it share of such costs and fees.  In the event, however, a party is determined by the Arbitrator to be the "prevailing party" in any Arbitration, each non-prevailing Party shall promptly reimburse its proportionate share of all costs and reasonable attorneys' fees (including, without limitation, costs and reasonable attorneys' fees billed by the prevailing party's counsel, JAMS' costs fees and fees and costs billed by the Arbitrator) incurred by the prevailing party.

(k)          Failure to Participate. Notwithstanding any provision of rules or statutes to the contrary, the refusal or failure of any party to appear at or participate in any hearing or other portion of any Arbitration proceeding pursuant to this Section 12.12 shall not prevent any such hearing or proceeding from going forward, and the Arbitrator is empowered to make its decision or render an award ex parte that shall be binding on the non-appearing party as fully as though that party had participated in the hearing or proceeding.

(l)          Enforcement. In all Arbitration proceedings the Arbitrator shall apply the substantive law of Delaware (exclusive of choice of law principles) in resolving the Dispute.  This requirement is not merely directory, but constitutes a limitation upon the powers of the Arbitrators. Subject to Section 12.13, each party waives any right that it may have to any substantive review of any Arbitration award by the courts of the jurisdiction in which the Arbitration is conducted and agrees that the award of the Arbitrator in any such Arbitration proceedings shall be final and binding upon the parties, and each party hereby waives any claim or appeal whatsoever against it or any defense against its enforcement. Issues relating to the conduct of the Arbitration and enforcement of any award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16.

(m)          Confidentiality. All Arbitration proceedings, including the filing of an Arbitration Demand and the Arbitration award, shall remain confidential and the parties shall maintain such confidentiality, except as may be necessary to prepare for or conduct the Arbitration hearing on its merits, or as may be necessary in connection with a court application for a preliminary remedy or unless otherwise required by law or judicial decision.  All negotiations pursuant to this Section 12.12 shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

(n)          Exclusive Remedy. The commencement of Expedited Dispute Resolution Proceeding and/or Arbitration under this Agreement pursuant to this Section 12.12 shall be the sole and exclusive forum and remedy of the parties for the resolution of any Dispute. The obligation to submit any Dispute to Arbitration under this Section 12.12 is binding on the parties and their respective successors and assigns.

(o)          Survival. The provisions of this Section 12.12 shall survive the expiration or termination of this Agreement. Notwithstanding the provisions of Section 11.12 (a) through Section 11.12(n), any Party will have the right to seek equitable or injunctive relief in order to enforce the provisions of Section 12.02.

Section 12.13          Limitation of Powers

Notwithstanding any other provision of this Agreement, the Parties hereby waive all right to seek, and agree that any future dispute notwithstanding, under no circumstances may any mediator, arbitrator or court be asked to order: (i) the winding up or dissolution of the Company; (ii) the Transfer of all or any portion of the Membership Interests between the Members (or otherwise); or (iii) the transfer of any right, title or interest in and to any materials, software, facilities or resources developed or prepared by one Party to the other Party; or (iv) any equitable relief, in each case without the express consent of both Parties.

Section 12.14          Member Representations

Each Member hereby represents and warrants to the other Member, the following:

(a)          the execution and delivery by the Member of this Agreement is within the Member’s power and authority and has been duly authorized by all necessary action on the part of such Member and this Agreement has been duly executed and delivered by the Member and constitutes a valid and binding agreement of the Member, enforceable against the Member in accordance with its terms;

(b)          the Member is acquiring the Member’s Membership Interests in the Company solely for investment purposes and not with the view to any distribution or resale thereof; and

(c)          the Member has had full opportunity to investigate the business of the Company, the qualifications of the other Member and the tax and financial implications of an investment in the Company and has made such investigation as such Member has deemed appropriate for such purpose.

Section 12.15          Remedies Cumulative

The rights and remedies under this Agreement are cumulative.

Section 12.16          Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

Company:

NEOPOLLARD INTERACTIVE, LLC

By:	/s/ Mordechay Malool
Name:	Mordechay Malool
Title:	Co-Chief Executive Officer

By:	/s/ Douglas E. Pollard
Name:	Douglas E. Pollard
Title:	Co-Chief Executive Officer

Members:

POLLARD HOLDINGS, INC.

By:	/s/ Douglas E. Pollard
Name:	Douglas E. Pollard
Title:	President

NEOGAMES US, LLP

By:	/s/ Mordechay Malool	/s/ Raviv Adler
Name:	Mordechay Malool	Raviv Adler
Title:	CEO	CFO

For full and adequate consideration, each of Pollard Banknote Limited and Neogames S.A. acknowledges and agrees that they have each reviewed the terms of ARTICLE VIII and Section 12.02 of this Agreement and agree to comply with such provisions and to cause their respective Affiliates to comply with such provisions of this Agreement.

Neogames S.A.		Pollard Banknote Limited
By:	/s/ Mordechay Malool /s/ Raviv Adler	By:	/s/ Douglas E. Pollard
Name: Title:	Mordechay Malool, Raviv Adler CEO CFO	Name: Title:	Douglas E. Pollard Co-Chief Executive Officer

EXHIBIT A

MEMBER LIST

Member Name and Address:	Capital Contribution	Membership Interest

Pollard Holdings, Inc.	Service / Obligation	50
1499 Buffalo Place
Winnipeg, Manitoba, Canada R3T 1L7

NeoGames US, LLP	Service / Obligation	50
1679 S. Dupont Hwy., Suite 100
Dover, Delaware 19901		50

Total:		100

EXHIBIT B

RELATED PARTY AGREEMENTS

NeoGames Affiliate Services Agreement by and among NEO and the Company (Attached)

Software License Agreement by and among NEO and the Company (Attached)

Pollard Affiliate Services Agreement by and among Pollard Banknote Limited and the Company (Attached)

[Related Party Agreements omitted from this Exhibit to Form 20-F]